SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                    000-28294
                            (Commission File Number)


                              SILICON GAMING, INC.
             (Exact Name of registrant as specified in its charter)


                             2800 WEST BAYSHORE ROAD
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 842-9000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
            (Title of each class of securities covered by this Form)


                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[X]  Rule 12g-4(a)(1)(i)                [ ]  Rule 12h-3(b)(1)(ii)
[ ]  Rule 12g-4(a)(1)(ii)               [ ]  Rule 12h-3(b)(2)(i)
[ ]  Rule 12g-4(a)(2)(i)                [ ]  Rule 12h-3(b)(2)(ii)
[ ]  Rule 12g-4(a)(2)(ii)               [ ]  Rule 15d-6
[X]  Rule 12h-3(b)(1)(i)

                                       ONE
(Approximate number of holders of record as of the certification or notice date)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Silicon Gaming, Inc. has caused the certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: March 26, 2001                        SILICON GAMING, INC.


                                            By: /s/ Andrew S. Pascal
                                                --------------------------------
                                                Name:  Andrew S. Pascal
                                                Title: Chairman of the Board,
                                                       Chief Executive Officer